Exhibit 3.01

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
HERITAGE OAKS BANCORP

Lawrence P. Ward and Margaret Torres certify that:

1. They are the President and the Assistant Secretary, respectively, of Heritage Oaks Bancorp, a California corporation.

2. Article IV of the Corporation’s Articles of Incorporation is amended to read as follows:

IV

The corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is Twenty Million (20,000,000). Upon the amendment of this Article to read as herein set forth, each two (2) outstanding shares of stock is split up and converted into three (3) shares.

3. The foregoing amendment of the Corporation’s Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Corporation’s Articles of Incorporation was one which the Board of Directors alone may adopt without approval of the outstanding shares pursuant to Section 902(c) of the California Corporations Code, since only one class of shares are outstanding.
By:/s/ Lawrence P Ward
President and Chief Executive Officer

By: /s/ Margaret A Torres
Chief Financial Officer

Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of his or her own knowledge and that this declaration was executed on October 26, 2005 at Paso Robles, California.

By:/s/ Lawrence P Ward
President and Chief Executive Officer

By: /s/ Margaret A Torres
Chief Financial Officer